Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-126246
Prospectus Supplement No. 5
to Prospectus dated August 29, 2005
17,198,252 Shares
LEAP WIRELESS INTERNATIONAL, INC.
Common Stock

     We are supplementing the prospectus dated August 29, 2005, covering up to 17,198,252 shares of our common stock, par value $0.0001 per share, which may be offered for sale from time to time by the selling stockholders named in the prospectus. This prospectus supplement contains our Current Report on Form 8-K dated January 9, 2006, which was filed with the Securities and Exchange Commission on January 12, 2006.
     This prospectus supplement supplements information contained in the prospectus dated August 29, 2005. This prospectus supplement should be read in conjunction with the prospectus dated August 29, 2005, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus dated August 29, 2005, including any supplements and amendments thereto.
     This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated August 29, 2005, including any amendment or supplement thereto.
     INVESTING IN OUR SHARES OF COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS DATED AUGUST 29, 2005.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any of these securities or determined if this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement is January 12, 2006.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 9, 2006
LEAP WIRELESS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-29752	33-0811062

(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)
10307 Pacific Center Court
San Diego, California 92121
(Address of Principal Executive Offices)

(858) 882-6000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX

Item 1.01 Entry into a Material Definitive Agreement.
Amendment No. 4 to the Credit Agreement with Alaska Native Broadband 1 License, LLC and Alaska Native Broadband 1, LLC.
     On January 9, 2006, Cricket Communications, Inc. (“Cricket”), a wholly owned subsidiary of the registrant Leap Wireless International, Inc., entered into Amendment No. 4 (the “Amendment”) to the Credit Agreement by and among Cricket, as lender, Alaska Native Broadband 1 License, LLC (“ANB 1 License”), as borrower, and Alaska Native Broadband 1, LLC (“ANB 1”), as guarantor. Under the Amendment, Cricket agreed to increase the loan facility under the Credit Agreement to $150.0 million plus capitalized interest, comprising a fully drawn $64.2 million sub-facility to finance ANB 1 License’s purchase of wireless licenses in the FCC’s Auction No. 58, and an $85.8 million sub-facility to finance ANB 1 License’s initial build-out costs and working capital requirements.
     Under the Amendment, amortization of the outstanding principal and capitalized interest under the Credit Agreement commences on the later of March 31, 2007 and 30 days after the date ANB 1 License satisfies the five-year build-out milestone requirements for its licenses, subject to extension in specified circumstances. Loans under the Credit Agreement must be repaid in 16 quarterly installments of principal and accrued interest, commencing ten days after the amortization commencement date.
     The description of the Amendment contained in this Item 1.01 is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 10.1.

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Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Amendment No. 4 to the Credit Agreement, entered into as of January 9, 2006 by and between Cricket Communications, Inc., Alaska Native Broadband 1 License, LLC and Alaska Native Broadband 1, LLC.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAP WIRELESS INTERNATIONAL, INC.
Date: January 12, 2005	By	/s/ Robert J. Irving, Jr.
		Name:	Robert J. Irving, Jr.
		Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 4 to the Credit Agreement, entered into as of January 9, 2006 by and between Cricket Communications, Inc., Alaska Native Broadband 1 License, LLC and Alaska Native Broadband 1, LLC.

EXHIBIT 10.1
AMENDMENT NO. 4
TO
CREDIT AGREEMENT
BY AND AMONG
CRICKET COMMUNICATIONS, INC.
(AS LENDER)
AND
ALASKA NATIVE BROADBAND 1 LICENSE, LLC
(AS BORROWER)
AND
ALASKA NATIVE BROADBAND 1, LLC
(AS GUARANTOR)
January 9, 2006

AMENDMENT NO. 4 TO CREDIT AGREEMENT
     This Amendment No. 4 to Credit Agreement (“Amendment No. 4”) is entered into as of January 9, 2006, by and among Cricket Communications, Inc., a Delaware corporation (“Lender”), Alaska Native Broadband 1 License, LLC, a Delaware limited liability company (“Borrower”), and Alaska Native Broadband 1, LLC, a Delaware limited liability company (“Guarantor,” and together with Borrower, the “Loan Parties”).
RECITALS
     WHEREAS, Lender and each of the Loan Parties entered into that certain Credit Agreement dated as of December 22, 2004, as amended by Amendment No. 1 to Credit Agreement dated as of January 26, 2005, as amended by Amendment No. 2 to Credit Agreement dated as of June 24, 2004 and as amended by Amendment No. 3 to Credit Agreement dated as of August 26, 2005 (as amended, the “Credit Agreement”); and
     WHEREAS, Lender and each of the Loan Parties desire to amend the Credit Agreement as provided herein.
AGREEMENT
     NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
     Section 1.     The definitions for the terms “Acquisition Sub-Limit,” “Amortization Commencement Date,” “Build-Out Sub-Limit” and “Loan Commitment Amount” shall be deleted in their entirety and shall be replaced with the following definitions:
“‘Acquisition Sub-Limit’ shall mean $64.222 million, which shall be used solely to participate in the Auction and to pay the net winning bids for licenses for which Borrower is the Winning Bidder, including to make any required deposits or down payments to the FCC in connection therewith.”
“‘Amortization Commencement Date’ shall mean the later of (i) March 31, 2007 and (ii) the thirtieth (30th) day after the date that ANB notifies or is deemed to notify Cricket, pursuant to Section 8.2 of the LLC Agreement, that the License Company has satisfied the Five-Year Construction Requirement with respect to all of the licenses held by the License Company; provided, however, that if ANB exercises the Put (as defined in the LLC Agreement) in accordance with the terms of the LLC Agreement prior to such Amortization Commencement Date, the Amortization Commencement Date shall be extended to the date of the closing of the Put as set forth in the LLC Agreement.”
“‘Build-Out Sub-Limit’ shall mean an amount equal to $85.778 million, which shall be used by Borrower to fund the Build-Out and initial operation of the ANB-1 License Systems, including payment of management fees, if any, to ANB and Cricket.”

“‘Loan Commitment Amount’ shall mean the aggregate sum of (a) the Acquisition Sub-Limit and (b) the Build-Out Sub-Limit, which aggregate sum shall in no event exceed $150.0 million.”
     Section 2.     Section 1 of the Credit Agreement is further amended by inserting the following additional definitions in their proper alphabetical order:
“‘Five-Year Construction Requirement’ means those construction requirements of 47 C.F.R. Section 24.203(b) that must be satisfied by licensees within five years of being licensed.
‘Permitted Disposition’ means, if and only if Cricket breaches its obligation under the LLC Agreement to pay the Put Price and such breach is not cured within thirty (30) days after Cricket’s receipt of written notice from ANB of such breach, the sale by Borrower of only that portion of its assets as may be reasonably necessary to generate net cash proceeds in an amount sufficient to satisfy in full Borrower’s obligations under the Put Price Guaranty (which may be structured in one or more sales).
‘Put Price Guaranty’ means the Put Price Guaranty in substantially the form attached hereto as Exhibit D (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time) pursuant to which Borrower has agreed to guarantee Cricket’s obligation under the LLC Agreement to pay the Put Price.”
     Section 3.     Section 2.3(d) of the Credit Agreement shall be amended by deleting such Section in its entirety and by replacing it with the following:
“On the tenth (10th) calendar day following the Amortization Commencement Date and on each quarterly anniversary of such tenth calendar day, Borrower shall pay principal installments equal to one-sixteenth (1/16) of the Final Principal Amount together with interest installments equal to the amount of the unpaid interest accrued on the outstanding Final Principal Amount until the Maturity Date, at which time the entire remaining balance of principal and accrued interest together with all other amounts due and owing under the Loan Documents to the extent not paid shall be due and payable.”
     Section 4.     Section 6.8(a) of the Credit Agreement shall be amended by inserting the phrase “Except as provided in the last sentence of Section 5.4 of the LLC Agreement,” at the beginning of such Section.
     Section 5.     Section 6.9 of the Credit Agreement shall be amended by adding the following additional clause (f) at the end of such Section:
“f.     the Borrower’s indebtedness under the Put Price Guaranty.”
     Section 6.     Section 6.11(a) of the Credit Agreement shall be amended by inserting a comma at the end of such Section and by adding the following text at the end

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of such Section: “other than a Permitted Disposition; provided, that the net cash proceeds from each such Permitted Disposition are paid to ANB to satisfy, in whole or in part, Borrower’s obligations under the Put Price Guaranty (and to the extent that there are net cash proceeds in excess of the amount required to satisfy Borrower’s obligations under the Put Price Guaranty, such excess is retained by Borrower as collateral subject to Lender’s security interest under the Loan Documents).”
     Section 7.     Section 6.16(a) of the Credit Agreement shall be amended by deleting the word “and” prior to clause (iv) of such Section and by adding the following additional clause (v) at the end of such Section:
     “and (v) Borrower may make payments to ANB in respect of Borrower’s obligations under the Put Price Guaranty; provided that all such payments shall be credited against Cricket’s obligation to pay the Put Price under the LLC Agreement and the amount of all such payments shall be deemed to be a distribution to Guarantor (and by Guarantor to ANB) constituting a return of the ANB Members’ capital contributions to the Company on a pro rata basis.’
     Section 8.     Section 6.16 of the Credit Agreement is hereby amended by adding the following additional subsection (c) to such Section:
     “c.     Borrower shall not amend or waive (and Guarantor shall cause Borrower not to amend or waive) any term or provision of the Put Price Guaranty without the prior written consent of Cricket, in its sole and absolute discretion.”
     Section 9.     Except as expressly amended hereby, the Credit Agreement remains in full force and effect in accordance with its terms.
[SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, the parties hereto have signed this Amendment No. 4 to Credit Agreement, or have caused this Amendment No. 4 to Credit Agreement to be signed in their respective names by an officer, hereunto duly authorized, on the date first written above.

CRICKET COMMUNICATIONS, INC.		ALASKA NATIVE BROADBAND 1 LICENSE, LLC

By Alaska Native Broadband 1, LLC
By:	/s/ Robert J. Irving, Jr.	Its sole member

Name:	Robert J. Irving, Jr.	By Alaska Native Broadband, LLC
Title:	Secretary	Its Manager

By ASRC Wireless Services, Inc.,
Its Manager

		By:	/s/ R J Kaufman
		Name:	Raymond J. Kaufman
		Title:	President

ALASKA NATIVE BROADBAND 1, LLC

By Alaska Native Broadband, LLC
Its Manager

By ASRC Wireless Services, Inc.,
Its Manager

		By:	/s/ R J Kaufman
		Name:	Raymond J. Kaufman
		Title:	President

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